Exhibit 10.25

409A AMENDMENT TO
TRIMAS CORPORATION
ANNUAL VALUE CREATION PLAN (AVCP)

Pursuant to resolutions adopted on September 10, 2008 by the Compensation Committee of TriMas Corporation, the TriMas Corporation Annual Value Creation Plan (AVCP) (the “Plan”) is amended as set forth below to reflect the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the Plan.  This Amendment is effective September 10, 2008 (the “409A Amendment Date”).

1.             The first two sentences in “Participation” on the first page of the Plan shall be amended and restated to read as follows:

At the beginning of each calendar year, the AVCP Committee identifies the specific positions that are eligible for participation in the AVCP for that year.  The AVCP Committee is made up of the CEO and CFO of TriMas, with input as needed from the Director of Human Resources and the Director of Compensation and Benefits.

2.             A new section entitled “Executive Severance/Change of Control Policy Participants” shall be added to page 5 of the Plan following the end of “AVCP Steps – End of the Year” to read as follows:

Executive Severance/Change of Control Policy Participants

If you are covered by the TriMas Corporation Executive Severance/Change of Control Policy (the “Executive Severance Plan”) and your employment is terminated involuntarily by the Corporation without Cause or for “Good Reason” (both as defined in the Executive Severance Plan), or if you are terminated pursuant to a Qualifying Termination (as defined in the Executive Severance Plan) within three years following a Change of Control (as defined in the Executive Severance Plan), your AVCP payments, if any, shall be determined in accordance with the terms of the Executive Severance Plan.

3.             The section entitled “Discretion of Payments” under “Additional Information” on page 6 of the Plan is amended and restated to read as follows:

Discretion of Payments

The AVCP Committee reserves the right to reduce or cancel any payments under the Plan at any time (including during a plan year) based on the best interests of the Corporation and its shareholders, including, but not limited to, circumstances relating to (1) individual performance, (2) the Corporation’s financial performance, or (3) the Corporation’s future performance objectives; provided, however, that unless designated elsewhere herein for “specified employees” and Executive Severance Plan participants, AVCP awards under the Plan shall be paid by march 15th following the calendar year in which they are no longer subject to a substantial risk of forfeiture.

4.             The first sentence in the section entitled “Future of the Plan” under “Additional Information” on page 6 of the Plan shall be amended and restated in its entirety to read as follows:

The TriMas Corporation Compensation Committee may amend or terminate this discretionary Plan at any time, and the AVCP Committee reserves the right to interpret the Plan and designate eligible participants, based on the best interests of the Company and its shareholders.

5.             A new section entitled “Application of Code Section 409A” shall be added after “Future of the Plan” under “Additional Information” on page 6 of the Plan to read as follows

Application of Code Section 409A

AVCP award payments under the Plan are intended to be in compliance with Code Section 409A, but in no event shall the Corporation be responsible for any tax or penalty owed by a participant or beneficiary with respect to Plan benefits.  Between January 1, 2005 and the 409A Amendment Date, the Plan was administered in good faith compliance under Code Section 409A, taking into account the statutory language, legislative history and interim guidance issued by the Internal Revenue Service relating to Code Section 409A.  Notwithstanding any provision of the Plan to the contrary, if you are a “specified employee” under Code Section 409A at the time of your separation from service, all or part of your Plan benefit (if then required under Code Section 409A) shall be withheld until the earlier of your death or the first day of the seventh month following your separation from service, at which time the aggregated withheld amount shall be paid in a lump sum and any remaining payments shall commence in accordance with the applicable Plan provisions.

IN WITNESS WHEREOF, TriMas Corporation has caused this 409A Amendment to the TriMas Corporation Annual Value Creation Plan (AVCP) to be executed on September 10, 2008.

TRIMAS CORPORATION

By:	/s/ Joshua A. Sherbin
Joshua A. Sherbin
Its: Vice President, Secretary and General Counsel